Exhibit 2.1

EXECUTION COPY

*PORTIONS OF THIS SERVICING RIGHTS TRANSFER AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SERVICING RIGHTS TRANSFER AGREEMENT

by and between

SAXON MORTGAGE SERVICES, INC.

(Purchaser)

and

NOVASTAR MORTGAGE, INC.

(Seller)

Dated as of October 12, 2007

i

SCHEDULES

Schedule A	Mortgage Loan Schedule

EXHIBITS

Exhibit 1	List of Relevant Securitization Transactions
Exhibit 2	Contents of Mortgage File
Exhibit 3	Form of Opinion of Counsel to the Seller
Exhibit 4	List of Securitization Agreements
Exhibit 5	Form of Securities Insurer Consent and Forbearance Agreement
Exhibit 6	Form of Trustee Acknowledgement
Exhibit 7	Form of Assignment and Conveyance
Exhibit 8	Servicing Advances
Exhibit 9	REO Properties
Exhibit 10	Data Elements
Exhibit 11	Servicing Transfer Procedures
Exhibit 12	Sub-Servicing Agreement
Exhibit 13	Advance Receivables
Exhibit 14	Major Consent Letters
Exhibit 15	Mortgage Insurance Claims
Exhibit 16	Mortgage Loan Representations and Warranties
Exhibit 17	Monthly Loan Data
Exhibit 18	Form of Securitization Agreement Amendment
Exhibit 19	Back-up Servicing Agreements; Insurance Agreement and Mortgage Insurance Contracts
Exhibit 20	Purchase Price Calculation
Exhibit 21	Seller’s Advisor Letter

ii

All the Schedules and Exhibits with the exception of Exhibit 16 and Exhibit 20 have been omitted in reliance on Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish such omitted Schedules and Exhibits to the Securities and Exchange Commission upon request. As indicated herein, Exhibit 20 is the subject of a request for confidential treatment that has been separately filed with the Securities and Exchange Commission.

iii

*PORTIONS OF THIS SERVICING RIGHTS TRANSFER AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SERVICING RIGHTS TRANSFER AGREEMENT

This SERVICING RIGHTS TRANSFER AGREEMENT (this “Agreement”) is made as of October 12, 2007, and is executed by and between NOVASTAR MORTGAGE, INC., a Virginia corporation (the “Seller”), and SAXON MORTGAGE SERVICES, INC., a Texas corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller, in connection with various mortgage loan securitizations, has entered into certain Securitization Agreements (as defined herein) pursuant to which or relating to transactions in which mortgage-backed bonds or securities were issued (collectively, the “Securities”);

WHEREAS, the Seller currently acts as “Servicer” under each of the Securitization Agreements and, in that capacity, services the mortgage loans that were securitized under the Securitization Agreements and all related properties that were acquired in foreclosure or similar action (all such mortgage loans and properties are collectively referred to as the “Mortgage Loans”);

WHEREAS, the Seller owns all Servicing Rights (as defined herein) with respect to the Mortgage Loans, subject to the terms of the Securitization Agreements and, if applicable, certain insurance and indemnity agreements under which certain insurers (the “Securities Insurers”) agreed to issue financial guaranty insurance policies guarantying certain distributions on the Securities (collectively, the “Insurance Agreements”);

WHEREAS, the Seller desires to sell and transfer the Servicing Rights, and the Purchaser desires to be appointed as the “Servicer” under the Securitization Agreements and to acquire, free and clear of all liens, claims, encumbrances, defenses, and rights of set-off and recoupment, and otherwise in accordance with the terms and conditions of this Agreement, and assume the Servicing Rights and related obligations to the extent hereinafter provided and following such transfer, the Purchaser shall be obligated to service the Mortgage Loans in accordance with the terms and conditions of the Securitization Agreements, as amended and restated; and

WHEREAS, the Seller has made certain Advances (as defined herein) that are Unrecovered Advances (as defined herein), the Seller desires to sell, and the Purchaser desires to purchase, free and clear of all liens, claims, encumbrances, defenses, and rights of set-off and recoupment, and otherwise in accordance with the terms and conditions of this Agreement, the Advance Receivables (as defined herein) relating to such Unrecovered Advances.

AGREEMENT

In consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

ARTICLE I

DEFINED TERMS

Whenever used in this Agreement, the following words and phrases shall have the following meanings specified in this Article:

“Advance”: Any Delinquency Advance or Servicing Advance.

“Advance Receivables”: With respect to each Mortgage Loan, the related contract rights under the related Securitization Agreements to be reimbursed for Advances made by the Seller as servicer thereunder (to the extent not previously reimbursed for such Advances), the aggregate amounts of which with respect to each Pool shall be as set forth on Exhibit 13 attached hereto and are subject to adjustment as of the Closing Date. Exhibit 13 shall be furnished to the Purchaser by the Seller as a preliminary schedule not fewer than five (5) Business Days prior to the Closing Date. The Exhibit 13 schedule furnished on the Closing Date shall reflect the application of all Borrower payments received in the Collection Account and any related lock-box accounts prior to the Closing Date.

“Agreement”: This Servicing Rights Transfer Agreement, including all schedules, exhibits and supplements hereto and amendments hereof.

“Ancillary Income”: All release fees, late payment charges (to the extent provided herein), assumption fees, insufficient fund charges, float and other similar fees (other than Prepayment Penalties), in each case, to the extent payable to the servicer under the applicable Securitization Agreement.

“Assignment and Conveyance”: An Assignment and Conveyance, executed by the Seller, substantially in the form attached hereto as Exhibit 7.

“Assignment of Mortgage”: An assignment of a Mortgage, notice of transfer or equivalent instrument, in form acceptable for recording and sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect of record the transfer of the Mortgage.

“Bankruptcy Code”: 11 U.S.C. § 101, et seq., as it may be amended from time to time.

“Borrower”: The individual(s) obligated to repay a Mortgage Loan.

“Business Day”: A day of the week other than (a) Saturday or Sunday or (b) a day on which banking or savings institutions in the States of New York or New Jersey or the state of incorporation or principal business location of the Seller or of the Purchaser are authorized or permitted under applicable law to be closed.

“Call Rights”: As defined in Section 5.04.

“Closing Date”: November 1, 2007, as such date may be extended by mutual agreement of the parties hereto.

“Collection Account”: An account or accounts maintained by the Seller for the deposit of principal and interest payments or for the deposit of tax and insurance payments, all as received in respect of one or more Mortgage Loans in accordance with the related Securitization Agreement, whether designated as a principal and interest account, a tax and insurance account, a collection account, a custodial account, or otherwise.

“Custodial File”: With respect to an individual Mortgage Loan, the Mortgage Loan documents required to be held by a Custodian pursuant to the terms of the related Securitization Agreement or a separate custodial agreement.

“Custodian”: An entity, which may be the Trustee, acting as Mortgage Loan document custodian pursuant to the terms of the related Securitization Agreement to the extent listed on Exhibit 4.

“Data Elements”: The information with respect to the Mortgage Loans for each of the fields listed in Exhibit 10 attached hereto.

“Delinquency Advance”: Any amount advanced in accordance with the terms of a Securitization Agreement in connection with delinquent Monthly Payments and reimbursable in accordance with the related Servicing Requirements.

“Distribution Account”: As defined in the related Securitization Agreements.

“EDP”: Electronic data processing.

“Escrow Account”: Each account, if any, maintained by the Seller pursuant to the terms of a Securitization Agreement for the deposit of Escrow Payments received in respect of one or more Mortgage Loans in accordance with the related Servicing Requirements.

“Escrow Loan”: As defined in Section 3.01.

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, common charges in condominiums and planned unit developments, mortgage insurance premiums, fire and hazard insurance premiums, and other payments that have been escrowed by the Borrower with the related mortgagee pursuant to any Mortgage Loan.

“FHLMC”: The Federal Home Loan Mortgage Corporation or any successor.

“Final Order”: An order of any court with jurisdiction over the Seller (i) as to which the time to appeal or move to reconsider or modify such order shall have expired and as to which no appeal or motion to reconsider or modify such order, shall then be pending, or (ii) if an appeal or motion to reconsider or modify such order shall have been filed or sought, either (A) no stay of the order shall be in effect or (B) if such a stay shall have been granted, then (1) the stay shall have been dissolved or (2) if an appeal has been filed, a final order of the court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible.

“FNMA”: Fannie Mae or any successor.

“Gross Margin”: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each interest rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

“Insurance Policy”: All of the Seller’s right, title and interest under any of the hazard insurance, title insurance and credit life insurance policies and certificates related to such Mortgage Loan. References in this Agreement to hazard insurance shall be construed to include flood insurance to the extent that flood insurance is required of a Mortgage Loan pursuant to the Servicing Requirements.

“Interest Rate Adjustment Date”: With respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Major Consent Letters”: Each of the Securities Insurer Consent and Forbearance Agreements, Rating Agency Letters, Mortgage Insurance Provider Consents, and Trustee Acknowledgement listed on Exhibit 14 hereto.

“Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or junior lien on real property securing the Mortgage Note.

“Mortgage File”: The documents pertaining to a particular Mortgage Loan that are specified on Exhibit 2 hereto.

“Mortgage Insurance”: The mortgage insurance policies issued by the Mortgage Insurance Providers pertaining to certain of the Mortgage Loans.

“Mortgage Insurance Providers”: Collectively, Mortgage Guaranty Insurance Corporation, PMI Mortgage Insurance Corporation, and Radian Guaranty, Inc. and their successors and assigns.

“Mortgage Insurance Provider Consents”: As to the applicable Mortgage Loans, a letter from each of the Mortgage Insurance Providers consenting to the transfer of Servicing Rights as to those Mortgage Loans.

“Mortgage Interest Rate”: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

“Mortgage Loan”: An individual mortgage loan or any related mortgaged property that was acquired in foreclosure or similar action which is subject to this Agreement and a Securitization Agreement and identified on the Mortgage Loan Schedule.

“Mortgage Loan Schedule”: The schedule of Mortgage Loans arranged by Pool, which schedule shall set forth, as of the date specified in such schedule, each of the Data Elements, and the following information for each Mortgage Loan:

(1) the loan number and investor code; (2) the Borrower’s name; (3) the street address of the Mortgaged Property including the state and zip code; (4) a code indicating whether the Mortgage Loan was originated as an owner-occupied Mortgaged Property; (5) the type of residential dwelling constituting the Mortgaged Property; (6) the loan-to-value ratio at origination; (7) the Mortgage Interest Rate in effect immediately preceding the Servicing Transfer Date; (8) the stated maturity date; (9) the amount of the Monthly Payment at origination; (10) the amount of the Monthly Payment as of the Servicing Transfer Date; (11) the last Due Date on which a Monthly Payment was actually applied to the principal balance of such Mortgage Loan; (12) the original principal amount of the Mortgage Loan; (13) the stated principal balance of the Mortgage Loan as of the close of business on the Servicing Transfer Date; (14) for each adjustable rate Mortgage Loan, the Gross Margin; (15) a code indicating the purpose of the loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing); (16) the Mortgage Interest Rate at origination; (17) for each adjustable rate Mortgage Loan, the periodic rate cap; (18) a code indicating the documentation style (i.e., full, limited or stated); (19) for each adjustable rate Mortgage Loan, the index, including the source of such index; (20) the Appraised Value of the Mortgaged Property; (21) the sale price of the Mortgaged Property, if applicable; (22) the actual unpaid principal balance of the Mortgage Loan as of the Servicing Transfer Date; (23) the paid-to date; (24) the term in months of any Prepayment Penalty; (25) the Servicing Transfer Date; (26) the Closing Date; (27) if applicable, a code indicating that the Mortgage Loan is subject to a private mortgage insurance policy; (28) a code indicating the Securitization Agreement pursuant to which the Mortgage Loan is serviced; and (29) the Servicing Fee under the Securitization Agreement.

The Mortgage Loan Schedule shall be furnished to the Purchaser by the Seller on a preliminary basis not fewer than five (5) Business Days prior to the Closing Date and as a final schedule on the Closing Date. The final Mortgage Loan Schedule shall reflect all Mortgage Loan activity prior to the Closing Date, as applicable.

“Mortgage Note”: The note or other evidence of the indebtedness of a Borrower secured by a Mortgage.

“Mortgaged Property”: The underlying real property securing repayment of a Mortgage Note.

“Pool”: With respect to a Securitization Agreement, all of the Mortgage Loans subject to such Securitization Agreement.

“Prepayment Penalty”: With respect to each Mortgage Loan, if applicable, the penalty or premium to be paid by the related Borrower if such Borrower prepays, either in whole or part, such Mortgage Loan, as provided in the related Mortgage Loan documents.

“Purchase Price”: The amount payable by the Purchaser to the Seller with respect to the Servicing Rights and the Unrecovered Advances, as determined pursuant to Exhibit 20 attached hereto.

“Purchaser”: Saxon Mortgage Services, Inc., a Texas corporation, and its successors in interest.

“Rating Agency”: For any Pool and related series of Securities, as defined in the related Securitization Agreement.

“Rating Agency Letters”: With respect to each Securitization Agreement to the extent required under the definition of “Major Consent Letters,” a letter from each Rating Agency rating Securities relating to such Securitization Agreement confirming that the appointment of the Purchaser as the servicer under such Securitization Agreement shall not result in a downgrade of the ratings on the related Securities then assigned to such Securities by such Rating Agency.

“Remittance Date”: With respect to each Securitization Agreement, the date each month on which the servicer is required pursuant to such Securitization Agreement to direct the deposit of monthly collections and related amounts with respect to the Mortgage Loans from the related Collection Account into the related Distribution Account, in each case held in the name of the related Trustee.

“RESPA”: The Real Estate Settlement Procedures Act, as amended from time to time.

“Securities”: As defined in the Recitals.

“Securities Insurance Policy”: With respect to each Securitization Agreement as to which any of the Securities issued in connection therewith are subject to financial guaranty insurance, the policy issued by the related Securities Insurer pursuant to which such insurance is provided.

“Securities Insurer”: With respect to each Securitization Agreement as to which any of the certificates issued thereunder are subject to a Securities Insurance Policy, the related issuer of such Securities Insurance Policy, as set forth in the related Securitization Agreement and in Exhibit 1 hereto.

“Securities Insurer Consent and Forbearance Agreements”: With respect to each Securitization Agreement as to which any of the Securities issued in connection therewith are subject to a Securities Insurance Policy, a letter or letters from the related Securities Insurer sufficient to satisfy the requirements, if any, of such Securitization Agreement (1) in which such Securities Insurer consents to the appointment of the Purchaser as the successor Servicer to the Seller under the Securitization Agreement and (2) in which such Securities Insurer waives any servicer default with respect to the Seller under such Securitization Agreement existing (whether or not discovered) as of the Closing Date and agrees not to pursue any remedy against the Purchaser that might otherwise be pursued as a result of any such servicer default existing (whether or not discovered) as of the Closing Date, which shall be in substantially the form of Exhibit 5 attached hereto; provided, however, that such forbearance shall not preclude a Securities Insurer from separately pursuing an action against the Seller for any servicer default with respect to the Seller.

“Securitization Agreement”: Each of the Pooling and Servicing Agreements and Sale and Servicing Agreements identified on Exhibit 4 hereto and any related agreements pursuant to which the Mortgage Loans are serviced or as to which the Seller has additional obligations with respect to the related mortgage loan securitization or the related Mortgage Loans, in each case, as such agreements are amended and restated.

“Securitization Agreement Amendments”: Amendments to each of the Securitization Agreements referred to on Exhibit 4, substantially in the form attached hereto as Exhibit 18.

“Seller”: NovaStar Mortgage, Inc., a Virginia corporation, and its successors in interest.

“Seller’s Advisor”: As defined in Section 2.03.

“Servicing Advances”: Any amounts advanced, other than Delinquency Advances, in accordance with the terms of a Securitization Agreement in connection with the payment of taxes, insurance, protective expenses or otherwise made with respect to a Mortgage Loan and reimbursable in accordance with the related Servicing Requirements.

“Servicing Fee”: With respect to each Mortgage Loan, the monthly servicing fee payable to the Seller, and to be payable to the Purchaser, under the Securitization Agreement related to such Mortgage Loan, as consideration for servicing the Mortgage Loan, which fee is specified on the Mortgage Loan Schedule and in the related Securitization Agreement.

“Servicing Requirements”: With respect to each Mortgage Loan, the applicable provisions of the related Securitization Agreement with respect to the servicing, control and administration of such Mortgage Loan.

“Servicing Rights”: All of the Seller’s right, title and interest in and to the servicing of the Mortgage Loans, including all rights under each applicable Securitization Agreement to receive or retain amounts in respect of Servicing Fees, Ancillary Income, reimbursement for Advances, Advance Receivables or other expenses and costs, and investment earnings or other benefits from positive account balances, together with all Collection Account balances, Escrow Account balances, Distribution Account balances, contract rights, incidental income and benefits to the extent payable to the Seller, and exclusive rights to possession and use of servicing files, servicing documents, servicing records, data tapes, computer records and other information directly or indirectly related thereto, including, without limitation, Insurance Policies and tax service agreements and, except as otherwise provided in this Agreement, including all other rights pertaining to the past, present or prospective servicing of the Mortgage Loans, all as provided under the Securitization Agreements, subject in each case to the rights of any applicable Trustee, Securities Insurer or other party specified in any Securitization Agreement; provided, however, that the term Servicing Rights shall not include any obligations of the Seller as depositor or seller under any Securitization Agreement, including, but not limited to, any obligations in connection with any representations or warranties made by the Seller as depositor or seller or any obligation to remedy breaches of any representations or warranties or to indemnify any party in connection therewith or any other recourse obligation of the Seller in its capacity as depositor or seller thereunder.

“Servicing Transfer Date”: November 1, 2007, effective as of 12:01 a.m.

“Servicing Transfer Procedures”: The servicing transfer procedures of the Purchaser, attached hereto as Exhibit 11, as such Exhibit may be further modified by the Purchaser prior to the Servicing Transfer Date.

“Treasury Department”: The United States Department of the Treasury.

“Trustee”: With respect to each Securitization Agreement, the entity serving as the trustee for the holders of the Securities relating to such Securitization Agreement as identified therein and on Exhibit 4 attached hereto, or any successor trustee thereunder.

“Trustee Acknowledgement”: With respect to each Securitization Agreement, a letter or letters in substantially the form of Exhibit 6 attached hereto, sufficient to satisfy the requirements, if any, of such Securitization Agreement (1) in which the Trustee consents to such appointment of the Purchaser as servicer and which agreement does not reduce or limit the rights or compensation of the servicer under the applicable Securitization Agreement or impose unduly burdensome requirements on the Purchaser, and (2) in which the related Trustee waives any existing default under such Securitization Agreement by the Seller and agrees not to pursue any remedy that might otherwise be pursued as a result of any such existing default; provided, however, that such forbearance shall not preclude a Trustee from separately pursuing an action against the Seller for any servicer default with respect to the Seller.

“Unrecovered Advances”: Those Advances made by or on behalf of the Seller for which the Seller or any other party has not been reimbursed and for which the Seller is entitled to reimbursement pursuant to the Securitization Agreements, which have been documented in sufficient detail so as to allow the Purchaser to determine the date and nature of each such Advance, and which Advances are free and clear of any lien and were not made by the Seller through borrowings from the related Collection Account.

ARTICLE II

TRANSFER AND CONVEYANCE OF SERVICING RIGHTS

Section 2.01 Agreement to Transfer the Servicing Rights.

Subject to the terms and conditions set forth in this Agreement, the Seller shall transfer, assign, convey and set over to the Purchaser as of the Closing Date, the Servicing Rights and its rights to reimbursement with respect to the Unrecovered Advances, and the Purchaser shall assume responsibility for servicing each Mortgage Loan in accordance with the terms of each related Securitization Agreement. Notwithstanding the foregoing, the Purchaser is not assuming any of the Seller’s liabilities, or any of Seller’s obligations relating to any period of time prior to the Closing Date. From and after the Closing Date, the Purchaser shall, except as otherwise provided in this Agreement, have full power and authority, acting alone, to do any and all things in connection with the servicing and administration of the Mortgage Loans that the Purchaser may deem necessary or desirable, consistent with the terms of this Agreement and the Servicing Requirements. On and after the Closing Date, the Purchaser shall be responsible for all Advances required under the Servicing Requirements.

In connection with the transfer of the Servicing Rights to the Purchaser and assumption of servicing obligations by the Purchaser, the Purchaser shall be entitled to retain all Servicing Fees and Ancillary Income collected on or after the Servicing Transfer Date as servicing compensation to the extent provided in each Securitization Agreement.

Section 2.02 Purchase Price. (a) On the Closing Date, subject to the terms and conditions set forth in this Agreement, the Purchaser shall pay to the Seller the Purchase Price.

(b) The Purchase Price shall be paid by the Purchaser by wire transfer of immediately available funds to the account or accounts specified by the Seller in writing in the following manner:

(i) an amount equal to ninety-five percent (95%) of the Purchase Price shall be paid by the Purchaser to the Seller on the Closing Date; and

(ii) the remaining five percent (5%) of the Purchase Price shall be paid by the Purchaser to the Seller within five (5) Business Days following the date upon which the Purchaser receives all deliverables as required under Section 4.01 that have not previously been delivered to the Purchaser. Notwithstanding the foregoing, exceptions noted in the certification provided pursuant to Section 4.01(c)(7) shall not be considered as deliverables not previously delivered for purposes of this clause (ii), provided Seller shall use commercially reasonable efforts to continue to obtain the same.

(c) To the extent permitted by the applicable Securitization Agreements, the Purchaser shall be entitled to retain the full amount of any reimbursements or recoveries with respect to any Advances that are received following the Servicing Transfer Date.

Section 2.03 Conditions to Purchaser’s Obligations.

The Purchaser’s obligations to consummate its purchase of the Servicing Rights and the Advance Receivables pursuant to this Agreement and otherwise perform its obligations under this Agreement are subject to the satisfaction or waiver of the following conditions on or prior to the date specified below or, if not specified, on or prior to Closing Date:

(a) The Seller shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by it;

(b) All of the representations and warranties of the Seller contained in Section 3.01 of this Agreement shall be true and correct in all material respects;

(c) The Purchaser shall have received in escrow, or the Purchaser’s attorneys shall have received in escrow, each of the documents specified in this Section 2.03, duly executed by all signatories other than the Purchaser, as required by the respective terms thereof;

(d) The Purchaser shall have received copies of the Major Consent Letters and all other authorizations and approvals required under the terms of each Securitization Agreement, each in form and substance reasonably satisfactory to the Purchaser;

(e) The Purchaser shall have received copies of the Securitization Agreement Amendments, executed by all parties thereto, as well as copies of all certificates and legal opinions required by the Securitization Agreements in connection therewith, and on which the Purchaser shall be permitted to rely;

(f) The Purchaser shall have received any and all other customary documents as the Purchaser shall have reasonably determined to be necessary or desirable to effectuate the intent and purposes of this Agreement and to consummate the transactions contemplated hereby;

(g) The Seller shall have delivered to the Purchaser an Officer’s Certificate of the Seller, in form and substance satisfactory to the Purchaser, certifying (i) as to the validity and collectibility of all Unrecovered Advances to be reimbursed hereunder and (ii) that the representation and warranty in Section 3.01(h) is true and correct;

(h) Servicing of the Mortgage Loans shall have been transferred to the Purchaser by the Seller in accordance with the Servicing Transfer Procedures and this Agreement;

(i) Legal opinions, substantially in the form of Exhibit 3 hereto, shall be delivered to the Purchaser, the Securities Insurers, and the Trustees from outside counsel to the Seller;

(j) The Seller shall provide to the Purchaser, at its sole expense and in form and substance reasonably satisfactory to the Purchaser, (i) a valuation letter from Mortgage Industry Advisory Corporation, or another independent third party valuation firm specializing in providing valuations for the residential mortgage industry reasonably satisfactory to the Purchaser, to the effect that the Purchase Price represents a fair value for the Servicing Rights being purchased hereunder and (ii) a letter from Deutsche Bank Securities, Inc. (“Seller’s Advisor”), addressed to the Purchaser, detailing the procedures by which the Seller and Seller’s Advisor marketed the Servicing Rights being purchased hereunder, a draft of which is attached hereto as Exhibit 21. The final letter will include a range of non-binding values received in connection with the bid process;

(k) A duly executed Assignment and Conveyance Agreement relating the sale and transfer of the Servicing Rights and the Advance Receivables by the Seller to the Purchaser shall have been delivered to the Purchaser;

(l) All fees (including reasonable attorneys’ fees and expenses) owed to the Trustees under the related Securitization Agreements and incurred in connection with the transactions contemplated hereunder shall have been paid as of the Servicing Transfer Date, or provision for such payments at a future date shall have been agreed to by the Trustees; and

(m) The Seller shall have delivered to the Purchaser all powers of attorney reasonably necessary in order for the Purchaser to service the Mortgage Loans pursuant to the Securitization Agreements, including but not limited to the management and liquidation of REO properties.

In the event any of the conditions set forth in this Section 2.03 are not satisfactory to the Purchaser in all material respects, the Purchaser shall be entitled to terminate this Agreement and its obligations hereunder in accordance with Section 6.01.

Section 2.04 Conditions to Seller’s Obligations.

The Seller’s obligation to consummate the sale of the Servicing Rights and the Advance Receivables to the Purchaser pursuant to this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The Purchaser shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by it, including payment of the Purchase Price pursuant to Section 2.02; and

(b) All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations, Warranties and Covenants of the Seller.

The Seller represents and warrants to and covenants with the Purchaser as of the Closing Date:

(a) The Seller is a corporation duly organized and in good standing under the laws of Virginia and was at all material times and now is qualified to do business and duly licensed in those states in which each Mortgaged Property is located if the laws of such states require qualification or licensing for the conduct of business of the type currently conducted by the Seller and, in any event, is in compliance with the licensing and doing business laws of each such state to the extent necessary to ensure its ability to enforce each Mortgage Loan, to service the Mortgage Loans in accordance with the terms of the Servicing Requirements, the Securitization Agreements and this Agreement and to perform any of its other obligations under the Securitization Agreements and this Agreement in accordance with the terms hereof.

(b) The Seller has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform all its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, shareholder or other action, and this Agreement has been duly and validly executed and delivered by the Seller and is valid and enforceable against the Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement, or the consummation of the transactions contemplated hereby, and if any such consent, approval, authorization or order is required, the Seller has obtained such approval. Except for the applicable Major Consent Letters, no consent or approval of, or notice to, the Securities Insurers, Trustees, Rating Agencies or securityholders under the Securitization Agreements or any other persons is required for the execution, delivery and performance of the Seller of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon, any of the Securitization Agreements, the Mortgage Loans, the Servicing Rights or the properties or assets of the Seller, any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Seller or any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Seller is now a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, or to the Servicing Rights.

(d) The sale and transfer of the Servicing Rights and Advance Receivables by the Seller are not subject to the bulk transfer or similar statutory provisions of applicable state or federal law.

(e) The Seller has not assigned, pledged or transferred its rights in the Servicing Rights or the Advance Receivables (other than any assignment, pledge or transfer of rights that shall be released or terminated as of the Closing Date), and the Seller is the sole owner and holder of the Servicing Rights and the Advance Receivables and has good and marketable title to and has the right to assign, transfer and deliver the Servicing Rights and the Advance Receivables as contemplated by this Agreement free and clear of any and all claims, charges, defenses, security interests, liens, offsets and encumbrances of any kind, and on the Closing Date, the Purchaser will acquire such good and marketable title to the Servicing Rights and the Advance Receivables free and clear of any and all claims, charges, defenses, security interests, liens, offsets and encumbrances. There are no contracts affecting the Servicing Rights or the Advance Receivables to which the Purchaser is or will be bound except as specified in the Securitization Agreements and the Major Consent Letters and no other party has any interest in the Servicing Rights or the Advance Receivables other than pursuant to the Securitization Agreements and this Agreement.

(f) The Seller, any current or prior holder of a Mortgage Loan, any prior servicer of a Mortgage Loan, and each party originally named as payee under the Mortgage Notes and as mortgagee under the Mortgage with respect to any Mortgage Loan, was in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located. The Seller is not in default in the performance of its obligations under any Securitization Agreement or, pursuant to the Major Consent Letters, any and all such defaults shall be waived forever against the Purchaser in connection with the Purchaser’s acquisition of the Servicing Rights, but not against the Seller, which shall remain liable for any such default. The Seller is in compliance with all applicable laws and regulations relating to the servicing of the Mortgage Loans and the related Servicing Rights.

(g) There are no actions, claims, litigation or governmental investigations pending or, to the knowledge of the Seller, threatened, against the Seller or with respect to any Securitization Agreement or Mortgage Loan, which relate to, or affect the Mortgage Loans or the Servicing Rights or Advance Receivables or the Seller’s right to sell, assign and transfer the Servicing Rights or Advance Receivables (other than usual and customary claims and actions regarding individual Mortgage Loans, including without limitation, individual actions or claims, foreclosure actions (contested and uncontested), bankruptcy proceedings (including adversary proceedings), and title claims (contested and uncontested)).

(h) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Servicing Rights will not cause the Seller to become insolvent. The sale of the Servicing Rights is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.

(i) The information set forth on the Mortgage Loan Schedule and other documents, instruments, schedules or electronic loan data furnished to the Purchaser by the Seller or one of its affiliates pursuant to, or prior to and in connection with, this Agreement is accurate and complete in all material respects as of the dates indicated thereon or otherwise applicable.

(j) With respect to each Mortgage Loan, all material documents necessary for the servicing of the Mortgage Loans in accordance with the Servicing Requirements to be in the related Custodial File and Mortgage File are contained therein. The Mortgage Loan documents being delivered to the Purchaser will be adequate and sufficient in all material respects to properly service the Mortgage Loans in accordance with the standards set forth in the Securitization Agreements.

(k) Each Mortgage Loan has been originated in compliance with all applicable state or federal laws, regulations, and Servicing Requirements, including, without limitation, those pertaining to usury, predatory and abusive lending, truth-in-lending, real estate settlement procedures, consumer credit protection (including Uniform Consumer Credit Code laws), fair credit reporting, unfair collection practices, equal credit opportunity or fair housing and disclosure, and at origination all Mortgage Loan documents were in compliance with applicable law and Servicing Requirements in all material respects. The origination practices used by the Seller with respect to each Mortgage Note and Mortgage for Mortgage Loans originated by the Seller have been in all material respects legal and customary in the subprime home equity loan industry.

(l) The collection, servicing and all other practices of the Seller and any current or prior mortgagee or servicer or sub-servicer of the Mortgage Loans in connection with the origination or servicing or sub-servicing of the Mortgage Loans including, without limitation, the timing and manner of liquidation, are and have been reasonable, prudent and in conformity with the Servicing Requirements and accepted servicing practices of prudent lending institutions servicing subprime mortgage loans and in compliance with all applicable federal, state and local laws and all rules, regulations and requirements in connection therewith.

(m) The Seller has taken all necessary steps to maintain any hazard insurance policy and primary mortgage insurance policy, as required under the related Mortgage Loans and Securitization Agreements.

(n) With regard to each Mortgage Loan as to which related Escrow Payments are currently escrowed or required to be escrowed (an “Escrow Loan”), all accounts for items that are required to be escrowed pursuant to the terms of such Escrow Loan, including, without limitation, all taxes and hazard insurance premiums, are current and, to the extent paid by the related Borrower or deemed recoverable and advanced by the Seller, all amounts that have previously become due and owing have been paid or escrow funds have been established in accordance with the terms of such Escrow Loan in amounts that the Seller believes to be sufficient to pay for every such item that remains unpaid and that has been assessed but is not yet due and payable or will be required to be paid to continue operating the related Mortgaged Property in accordance with the terms of the related Mortgage. All taxes, leasehold payments, governmental assessments, water, sewer, municipal charges and common charges of condominiums or planned unit developments relating to the Escrow Loans due on or before the Servicing Transfer Date (or, with respect to Escrow Loans covered by a “life-of-loan” tax service contract, which will become due within thirty (30) days following the Servicing Transfer Date), and for which the Seller has received a bill or invoice, or which bill or invoice is available to the Seller, has been paid. With respect to Mortgage Loans other than the Escrow Loans and with respect to which a tax sale has been scheduled prior to the Closing Date, the tax or other charge which resulted in the tax lien has been paid, along with any related penalties.

(o) Each Securitization Agreement delivered to the Purchaser represents a true, correct, and complete copy of the original as it may have been amended and restated. Each of the Securitization Agreements is in full force and effect and has not been amended, modified, or altered, except as reflected on Exhibit 4. Other than the Securitization Agreements and the agreements set forth on Exhibit 19, no agreement exists in which the Seller has obligations with respect to the Mortgage Loans. There are no sub-servicers servicing any of the Mortgage Loans.

(p) The dollar amount of Unrecovered Advances with respect to the Mortgage Loans to be provided by the Seller to the Purchaser and the Securities Insurers pursuant to this Agreement will be true and correct in all material respects as of the date given. Nothing has come to the attention of the Seller that would lead the Seller to believe that any Unrecovered Advance is not recoverable pursuant to the related Securitization Agreement.

(q) All payments received by the Seller with respect to any Mortgage Loan have been remitted and properly accounted for pursuant to the related Servicing Requirements. No payment of principal or interest on any such Mortgage Loan has been forgiven, suspended or rescheduled except as disclosed on the electronic loan data provided by the Seller to the Purchaser.

(r) Each of the representations and warranties made with respect to the Mortgage Loans and set forth in the related Securitization Agreement, the related Mortgage Loan Purchase Agreement (as defined in the Securitization Agreements), or other agreements assigned to the related Trustee for the benefit of the related Securities was true, correct, and complete in all material respects as of the respective dates made.

(s) No Mortgage Loan is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended, nor is any Mortgage Loan a “high cost,” “predatory,” “threshold” or “covered” or similar loan under any federal, state or local laws or regulations (or similarly classified using different terminology under any federal, state or local law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(t) All Collection Accounts, Escrow Accounts and Distribution Accounts have been and are being maintained in accordance with the Servicing Requirements and all payments which have been received in connection with each Mortgage Loan have been duly and regularly deposited to the Collection Accounts, and all disbursements therefrom have been made, in accordance with the Servicing Requirements, applicable laws and regulations. Except as to payments which are past due under Mortgage Notes, all escrow balances required by the Mortgage Loans and paid to the Seller for the account of the Borrowers are on deposit in the appropriate Escrow Accounts. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note, and except as disclosed on the Mortgage Loan Schedule, no such escrow deposits or Escrow Payments are being held by the Seller for any work on a Mortgaged Property which has not been completed.

(u) No Servicing Advances have been made by the Seller with respect to any Mortgage Loan except as set forth in Exhibit 8 attached hereto. With respect to any Servicing Advance set forth in Exhibit 8, each Servicing Advance is a valid and subsisting account receivable or accrued expense owed to and incurred by the vendor or other third party identified in Exhibit 8, is reasonable in amount in relation to the goods or services actually provided, and was advanced in conformity with the Servicing Requirements.

(v) All applicable documentation with respect to the servicing of the Mortgage Loans which was created by the Seller or previously delivered to the Seller has been properly and accurately completed and executed, and all such documents, and all other documents required by this Agreement to be delivered in each of the Mortgage Files, as listed in Exhibit 2 (to the extent such documents were delivered to the Seller), are contained therein.

(w) All funds received by the Seller with respect to any Mortgage Loan, including, foreclosure proceeds, insurance proceeds, condemnation proceeds, Monthly Payments and full and partial prepayments have been or will be remitted to the owner of the Mortgage Loans and properly accounted for pursuant to the Servicing Requirements, and all such funds have been applied to reduce the principal balances of the related Mortgage Loans, or for reimbursement of repairs to the related Mortgaged Properties or as otherwise required by the Servicing Requirements. No payment of principal or interest on any such Mortgage Loan has been forgiven, suspended or rescheduled except as disclosed on the Mortgage Loan Schedule, and no waiver, alteration or modification which would adversely affect the value of the Servicing Rights has been made to the terms or provisions of such Mortgage Loans except as disclosed on the Mortgage Loan Schedule.

(x) All Mortgaged Properties are currently insured against loss or damage by fire and such other hazards in the amount required by the Servicing Requirements including but not limited to flood insurance. All premiums for such insurance due on or before the Servicing Transfer Date or which will become due within thirty (30) days following the Servicing Transfer Date, and for which the Seller has received a bill or invoice, or which bill or invoice is available to the Seller, has been paid with respect to any Escrow Loans. The Seller has not received written notice and has no actual knowledge that such Mortgaged Properties have been affected in any substantial manner or suffered any material loss as a result of any fire, explosion, accident, strike, riot, war, or act of God or the public enemy.

(y) Each Mortgage Loan is covered by a “life of loan” flood zone service contract with nationally-recognized vendors, each of which is assignable to the Purchaser or its designee.

(z) The Seller has not entered into any contracts affecting the Mortgage Loans or Servicing Rights (including any subservicing agreements) to which the Purchaser is or will be bound or caused to exist by the Purchaser nor shall the Seller enter into any such contracts following the Closing Date without the prior written consent of the Purchaser. None of the Mortgage Loans is subject to interest rate subsidies or other special escrow arrangements, and, except as disclosed on the Mortgage Loan Schedule, none of the Mortgage Loans is subject to hold-back of any funds relating to repairs of a Mortgaged Property.

(aa) As of the Closing Date, the Seller has not acquired title to any Mortgaged Property securing any of the Mortgage Loans, except as set forth in Exhibit 9 hereto. Such Exhibit shall be furnished to the Purchaser by the Seller not fewer than five (5) Business Days prior to the Closing Date and as a final Exhibit on the Closing Date.

(bb) No claim made under any private mortgage insurance policy with respect to a Mortgage Loan has been rejected and each such claim (if applicable) has been paid in full, except as set forth in Exhibit 15 hereto. Such Exhibit shall be furnished to the Purchaser by the Seller not fewer than five (5) Business Days prior to the Closing Date and as a final Exhibit on the Closing Date. With respect to any pending claims under such insurance, the Seller has provided the Purchaser copies of all correspondence relating to such claim, and the Seller has received no notice from the related insurer that such insurer intends to deny such claim.

(cc) The representations and warranties set forth on Exhibit 16 will be true and correct as of the Closing Date.

Section 3.02 Representations, Warranties and Covenants of the Purchaser.

The Purchaser represents and, warrants to and covenants with the Seller that, as of the Closing Date:

(a) The Purchaser is a corporation duly organized and in good standing under the laws of Texas and is qualified to do business and duly licensed in those states in which each Mortgaged Property is located if the laws of such states require qualification or licensing for the conduct of business of the type conducted by the Purchaser.

(b) The Purchaser has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform all its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action, and this Agreement has been duly and validly executed and delivered by the Purchaser and is valid and enforceable against the Purchaser in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of, or compliance by the Purchaser with, this Agreement, or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Purchaser has obtained such approval. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon, any of the properties or assets of the Purchaser, any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Purchaser or any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Purchaser is now a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, or to the Servicing Rights.

(d) The Purchaser is qualified to service the Mortgage Loans under the terms of the Securitization Agreements.

(e) The Purchaser is an approved servicer for FHLMC or FNMA for first and second lien mortgage loans.

ARTICLE IV

SERVICING TRANSFER PROCEDURES

Section 4.01 Servicing Transfer Date.

On the Servicing Transfer Date, the Seller shall comply with the Servicing Transfer Procedures and deliver to the Servicer the Mortgage File and any other Mortgage Loan documents or servicing-related documents in the Seller’s possession for each related Mortgage Loan. With respect to the mechanics of Mortgage Loan servicing transfer, to the extent any provision of this Agreement conflicts with any provision of the Servicing Transfer Procedures, the provisions set forth in this Agreement shall control. As further described in Section 4.08, any fees and expenses incurred by or on behalf of the Seller in transferring the Mortgage Files and such other documents to the Purchaser shall be the obligation of the Seller. With respect to each Mortgage Loan, the Seller shall cause all funds in any Escrow Account, Distribution Account or Collection Account to be transferred to the Purchaser no later than the fifth (5th) day following the Servicing Transfer Date.

In addition to any documents and files to be delivered by the Seller to the Purchaser pursuant to the Servicing Transfer Procedures, no later than the Servicing Transfer Date or such other date specified, the Seller shall deliver to the Purchaser the following items or take the following actions, as applicable:

(a) In the event that the Closing Date is delayed, the Purchaser shall service the Mortgage Loans on an interim basis as sub-servicer for the Seller in accordance with (i) a mutually satisfactory sub-servicing agreement, to be executed between the Seller and the Purchaser, which agreement shall include mutual indemnification provisions including, without limitation, in connection with such servicing, and (ii) the Servicing Requirements, including, among other things, the making of and reimbursement for any required Advances and Servicing Advances under such sub-servicing agreement; provided, however, that the Servicing Rights shall not be transferred to the Purchaser until the Closing Date, and unless until the Closing Date occurs, the Seller shall retain ownership of the Servicing Rights. In addition, during such servicing period, the Purchaser shall assume no liabilities with respect to the related Mortgage Loans other than those described in the sub-servicing agreement. If the Closing Date does not occur on or before November 15, 2007, the Purchaser shall cooperate with the Seller in taking all steps needed to allow the Seller or its designee to resume servicing of the Mortgage Loans in a timely manner, including, but not limited to, the transfer to the Seller of the Mortgage Files and other documents transferred to the Purchaser under Section 4.02 below, and the sending of “hello” and “goodbye” letters to the Borrowers. The Seller and the Purchaser acknowledge that until the earlier of the Closing Date or November 15, 2007, all funds received by the Seller in connection with the Mortgage Loans, including, but not limited to, tax, insurance, principal, interest and all other types of payments, including, without limitation, mortgage guaranty or mortgage insurance payments, insurance loss drafts and tax refunds, are to be immediately paid over to the Purchaser without offset or deduction.

(b) At least five (5) days prior to the Servicing Transfer Date, the Seller shall have provided to the Purchaser records as may be reasonably requested by the Purchaser for the Purchaser to review the investor accounting status of the Mortgage Loans; such records shall include, but, shall not be limited to, the monthly Trustee remittance reports for at least the previous six (6) months.

(c) The Seller shall have furnished the Purchaser with the following additional information and documents not later than the Servicing Transfer Date, except where otherwise specified:

(1)	A reconciliation of all Escrow Account balances and the remittance of the remaining balances held therein as soon as possible after the reconciliation has been completed, and in any event no later than five (5) Business Days after the Servicing Transfer Date;

(2)	The Mortgage File for each Mortgage Loan, including imaged versions of the documents therein, where available;

(3)	Trial balances and pool to investor security reconciliations for each Pool for each month for at least the last six months as reasonably available and to the extent reasonably necessary to and requested by the Purchaser, through the Servicing Transfer Date;

(4)	No later than thirty (30) days after the Servicing Transfer Date, complete principal and interest, tax, and insurance bank account reconciliations as of the Servicing Transfer Date;

(5)	The loan analysis (including tax and interest statement) for each Mortgage Loan to the extent such loan analysis is reasonably necessary to and requested by the Purchaser;

(6)	Foreclosure and bankruptcy files and collection records, including collection cards, default letters, demand letters, payment plans and other forbearance agreements, and property inspections for each Mortgage Loan as required by Servicing Requirements, which may be delivered in electronic format agreed to by the Seller and the Purchaser;

(7)	A copy of any available Custodial File certification executed by the related Trustee or Custodian on each Pool or, if such certification is not available, a status report on a loan-by-loan basis, listing such missing documentation; and

(8)	Information necessary in order to allow the Purchaser break out information relating to consumer purpose and business purpose Mortgage Loans as may be required by the Amended and Restated Securitization Agreements.

(d) All records delivered or transferred to the Purchaser shall be organized by Pool and clearly identified in the Seller’s loan number order. All boxes shall be sequentially labeled and contain a complete listing of Mortgage Files therein. The Seller shall provide the Purchaser a summary schedule reflecting Mortgage Files therein and exceptions thereto and the Purchaser shall sign and return one copy of the summary schedule.

(e) No later than five (5) Business Days after the Servicing Transfer Date, a copy of the Seller’s delinquency report showing the due date of the Monthly Payment and the paid-to date as of the Servicing Transfer Date.

(f) No later than five (5) Business Days after the Servicing Transfer Date, a copy of loan payment history and escrow analysis for each Mortgage Loan in a format acceptable to the Purchaser.

(g) No later than ten (10) Business Days after the Servicing Transfer Date, the Seller’s certification that either (1) with respect to Mortgage Loans as to which the Seller maintains escrows for such items, all Insurance Policy premiums have been paid on all Mortgaged Properties which premiums are due or will become due within thirty (30) days before or after the Servicing Transfer Date, as requested by the Purchaser or (2) the Seller has received no notice of delinquent premium payments.

(h) At least fifteen (15) days prior to the Servicing Transfer Date, copies of notifications prepared by the Seller, in duplicate, addressed to each of the related insurance companies requesting endorsements to the mortgagee clause to the Purchaser.

(i) On or before the Servicing Transfer Date, a list of all related Mortgage Loans that are on an automatic clearing house program, including loans number, withdrawal amount, withdrawal date, account number, and all other similar information.

(j) On or before the Servicing Transfer Date, all unexpired payoff quotes including date of quote, amount of quote and all other relevant information.

(k) On or before the Servicing Transfer Date, a list of all related Mortgage Loans with open or pending disputes, including loan number and all information in respect of such dispute.

Section 4.02 Notice Letters of Transfer.

The Purchaser and the Seller shall, at the Seller’s expense, notify each Borrower of the transfer of servicing and instruct the Borrower to remit all Monthly Payments and all tax and insurance notices to the account designated by the Purchaser after the Servicing Transfer Date within the timeframes required under, and in accordance with, the Cranston Gonzales National Affordable Housing Act of 1990 and any other applicable laws. Such letters shall be mailed on such date and be in such form as is reasonably acceptable to the Seller and the Purchaser. The Seller and the Purchaser shall exchange copies of the “hello-goodbye” letters with each other prior to mailing such letters and shall cooperate on a joint mailing program for notification to the Borrowers. The Seller shall also, at the Seller’s expense, notify any Custodian and insurance companies and/or agents, that servicing is being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser after the Servicing Transfer Date. Such notices shall instruct such entities to deliver, from and after the Servicing Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to the Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall instruct such insurers to change the mortgagee clause to “[                    ], its successors and assigns” or as otherwise required under applicable Servicing Requirements. Other than the costs related to the Purchaser’s “welcome letters,” the Seller shall be responsible for the cost of preparing and delivering all notices described in this Section.

Section 4.03 Statements.

The Seller shall provide each Borrower with an annual year-end statement in accordance with the Securitization Agreements, and Internal Revenue Service or Treasury Department regulations. Such statement shall reflect the status of the Mortgage Loan up to and including the Servicing Transfer Date. The Purchaser shall not have any responsibility for providing such information for the period of time the Mortgage Loan was serviced by the Seller.

Section 4.04 Payments and Notices Received By Seller After the Servicing Transfer Date.

The Seller and the Purchaser acknowledge that, from and after the Servicing Transfer Date, all funds received in connection with the Mortgage Loans, including, but not limited to, tax, insurance, principal, interest and all other types of payments, including, without limitation, mortgage guaranty or mortgage insurance payments, insurance loss drafts and tax refunds, are to be immediately paid over to the Purchaser without offset or deduction. Except as otherwise provided in this Agreement, the Purchaser shall be entitled to the servicing fees and other servicing related income on all such payments. Any such funds received by the Seller shall be identified by the Seller’s loan numbers and shall be immediately transferred to the Purchaser at the Seller’s expense (i) during the first forty-five (45) days following the Closing Date, by overnight courier, for next Business Day delivery, and (ii) after such 45-day period, by first class mail, in each case at the address for notices to the Purchaser. In addition, the Seller shall deliver or cause to be delivered to the Purchaser, as promptly as practicable after receipt by the Seller, copies of all correspondence received from any investor or any Borrower or otherwise relating to any Mortgage Loans. The Seller hereby covenants and agrees that it shall maintain such staff and facilities that are sufficient to perform all of such responsibilities.

Section 4.05 Service Bureau Cooperation.

The Seller will cause its service bureau and/or EDP department to cooperate with the Purchaser, and the Seller will provide a test tape, trial tape, and an accurate conversion tape containing all history maintained by the service bureau until the Servicing Transfer Date, Pool and loan information as of the Servicing Transfer Date so as to complete the conversion of all loan, Pool, and security information recorded on an EDP to EDP basis, or such other basis as may reasonably be requested by the Purchaser, including the information set forth in Section 4.01. Such tapes shall be provided to the Purchaser in accordance with Section 4.01.

Section 4.06 Missing Social Security Number or Tax I.D. Number; Forms W-8 or W-9.

The Seller will provide a report satisfactory in form and content to the Purchaser to substantiate compliance with Internal Revenue Service and other applicable Treasury Department regulations and requirements applicable to reporting of interest and obtaining Social Security numbers or tax identification numbers in respect of Mortgage Loans serviced by the Seller under any Securitization Agreements for the period through the Servicing Transfer Date. The Seller also agrees to provide the certification of an authorized officer that the Seller has complied with all Internal Revenue Service and Treasury Department requirements for due diligence in obtaining and maintaining tax identification numbers for each Mortgage Loan transferred.

Section 4.07 Access to Information.

Upon reasonable prior notice to the Seller, the Seller shall afford reasonable cooperation to the Purchaser and its counsel, accountants and other representatives in providing reasonable access during normal business hours throughout the period prior to the Servicing Transfer Date, to the Mortgage Files and all of the Seller’s files, books and records relating to the Mortgage Loans, the

Advances and the Servicing Rights; provided, however, that the Seller shall be entitled to take reasonable and appropriate actions to ensure the confidentiality of the names and addresses of the Borrowers under the Mortgage Loans and all non-public information obtained in such investigation that could reasonably be construed to be of a confidential or proprietary nature, and the Seller shall provide the Purchaser with access to and reasonable cooperation with its officers and employees. Following the Closing Date, the Purchaser agrees to comply with Title V of the Gramm-Leach-Bliley Act of 1999, as amended and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.

Section 4.08 Transfer Expenses.

Except as provided below, the Seller shall pay for all costs relating to transfer of the Servicing Rights and Advance Receivables including, without limitation, all costs of insured delivery to the Purchaser of all of the Mortgage Files, all costs in connection with preparing, obtaining and delivering the documents, consents, approvals, reports and schedules specified in Section 2.03 and Section 4.01, all costs related to preparing, obtaining and delivering such other documents as may be required to effect to transfer of the Servicing Rights and Advance Receivables as contemplated hereunder, including, without limitation, such documents required pursuant to RESPA, and all fees (including, without limitation, reasonable attorneys’ fees and expenses) owed to the Trustees under the related Securitization Agreements and incurred in connection with the transactions contemplated hereunder. The Purchaser shall not be responsible for any fees or expenses of any Custodian, Trustee, Securities Insurer or back-up servicer required under any applicable Securitization Agreement. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear their own expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, all legal fees related to the negotiations and preparation of this Agreement and all related agreements, and the cost incurred with respect to due diligence investigations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Mortgage Loan Repurchases.

Notwithstanding anything herein or in any Securitization Agreement to the contrary, in no event shall the Purchaser be required under any Securitization Agreement to purchase any Mortgage Loan subject to a Securitization Agreement as a result of a breach of representation or warranty with respect to such Mortgage Loan or for any other reason. Such purchase obligations shall remain solely the obligation of the Seller and its affiliates in accordance with the terms of the related Securitization Agreement.

Section 5.02 Annual Statement as to Compliance.

The Seller hereby agrees to cooperate with the Purchaser and any professionals retained by the Purchaser with regard to any information or documentation reasonably requested by the Purchaser in connection with the Purchaser’s obligation to provide to the related Trustee and/or depositor an annual statement of compliance in a form required under the related Securitization Agreement.

Section 5.03 Mortgage Insurance Payments.

For any loss in connection with a Mortgage Loan that should be covered by Mortgage Insurance, (i) if the Seller or any third party engaged by the Seller failed, prior to the Servicing Transfer Date, to file such a claim, (ii) if the claim was filed but is denied because of a servicing error by the Seller or any third party engaged by the Seller prior to the Servicing Transfer Date, or (iii) the Mortgage Insurance is cancelled because of the action or inaction of the Seller or any third party engaged by the Seller prior to the Servicing Transfer Date, then the Seller shall pay to the Purchaser an amount equal to the coverage that would have been available under the Mortgage Insurance for that loss but for the occurrence of (i) through (iii).

Section 5.04 Clean-up Call Rights.

(a) The Seller and the Purchaser agree that the Seller, as residual holder under the Securitization Agreements, shall be entitled to exercise any clean-up call or redemption option (collectively, the “Call Rights”) available to the Servicer under the related Securitization Agreement, and to effect the termination of the related securitization pursuant to the terms and conditions set forth in the related Securitization Agreement; provided, however, the Seller shall not have any such right to direct the exercise of Call Rights under those Securitization Agreements labeled as Q, R, S, U and V on Exhibit 1 attached hereto. In connection with any such direction to the Purchaser to exercise Call Rights, the Seller shall pay the purchase price set forth in the applicable Securitization Agreement for the exercise of the Call Rights by wire transfer to an account designated by the Purchaser, which payment shall be made prior to the exercise of the Call Rights and the purchase of the related Mortgage Loans and REO Properties by the Purchaser, it being understood that the Purchaser shall have no obligation to advance any portion of such purchase price.

(b) Following any exercise of the Call Rights by the Seller pursuant to this Section 5.04, the Purchaser shall continue to (i) own the Servicing Rights and (ii) service the related Mortgage Loans on a scheduled/scheduled basis and the parties will enter into new servicing agreements containing substantially the same servicing terms, and providing for the same servicing compensation, as set forth in the applicable Securitization Agreement.

(c) If at any time the Seller elects not to direct the Purchaser to exercise any Call Rights pursuant to this Section 5.04, the Purchaser shall have such right when the aggregate outstanding principal balance of the related Mortgage Loans is equal to 7% or less of the original cut-off date pool principal balance of such Mortgage Loans.

(d) If the Seller directs the Purchaser to exercise its Call Rights pursuant to this Section 5.04 and resecuritizes any of the related Mortgage Loans, the Purchaser will be entitled to an upfront reconstitution fee of $30,000 for each resecuritization, which amount shall be increased 5% every twelve months after the Closing Date, and any related securitization agreements shall be in form and substance satisfactory to the Purchaser.

(e) The Seller’s rights under this Section 5.04 shall not be assignable by the Seller without the Purchaser’s consent, other than as set forth in clauses (f) and (g) below, which consent may be withheld by the Purchaser in its sole discretion.

(f) In connection with any pledge by the Seller of any residual Security to a Person unaffiliated with the Seller, the Seller may assign to its lenders its rights under this Section 5.04 without the consent of the Purchaser; provided, however, such lenders shall assume, for the benefit of the Purchaser, any obligations of the Seller under this Section 5.04 and under Section 5.06(c) with respect to the related Call Rights in connection with any exercise of remedies by such lenders against the Seller.

(g) In connection with any sale by the Seller of any residual Security to a Person unaffiliated with the Seller, the Seller may assign its rights under this Section 5.04 with respect to the related Call Rights, provided that:

(i) the Purchaser shall have the right to bid to purchase such residual Security (it being understood that if the Purchaser’s bid is equal to the highest bid, such tied bid will be awarded to the Purchaser);

(ii) in the event the Purchaser does not purchase such residual Security, the Purchaser must consent to the assignment of the Seller’s rights under this Section 5.04, which consent may not be unreasonably withheld;

(iii) any such permitted assignee shall be required to assume the Seller’s obligations with respect to the related Call Rights under this Section 5.04 and Section 5.06(c); and

(iv) in the event of a subsequent servicing transfer by the Purchaser, the Purchaser shall cause the successor servicer to agree to assume, for the benefit of the Seller, any obligations of the Purchaser under this Section 5.04 with respect to the Call Rights.

Section 5.05 Monthly Loan Data.

The Purchaser agrees to make available on the Purchaser’s servicing website, on a monthly basis, information regarding the Mortgage Loans, to the extent available, as set forth on Exhibit 17 attached hereto.

Section 5.06 Indemnification.

Except as may be otherwise agreed to by the Purchaser and the related Securities Insurer, the Purchaser hereby agrees to accept the indemnification provisions set forth in each Securitization Agreement as such provisions relate to the servicing obligations thereunder; provided, however, that in no event shall the Purchaser have any indemnification obligation under any Securitization Agreement arising out of, related to or in connection with the acts or omissions of the Seller or any affiliate of the Seller.

In addition, the Seller agrees to indemnify and hold the Purchaser and its present and former directors, officers, employees and agents harmless from any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including, without limitation, any legal fees and expenses, judgments or expenses relating to such liability, claim, loss or damage) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to:

(a) the Seller’s failure to observe and perform any or all of the Seller’s duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or in any Securitization Agreement;

(b) any breach of any representation or warranty of the Seller set forth in this Agreement; or

(c) any exercise of Call Rights resulting from a direction by the Seller to the Purchaser to exercise any Call Rights pursuant to Section 5.04.

The indemnification rights set forth in this Section 5.06 shall survive the termination of this Agreement.

Section 5.07 Non-Securitized Portfolio.

In addition to servicing the Mortgage Loans, the Purchaser also hereby agrees to service, on request by the Seller, other mortgage loans owned by the Seller that are not part of the securitized portfolio (the “Portfolio Loans”). The Portfolio Loans shall be serviced under a sub-servicer agreement between the Purchaser and the Seller, to be mutually agreed upon and to be attached hereto as Exhibit 12 (the “Sub-Servicing Agreement”) and which shall contain certain standard industry terms, provisions and pricing. The Purchaser’s compensation for servicing the Portfolio Loans shall be as set forth in the Sub-Servicing Agreement.

Section 5.08 Copies of Certain Records.

Purchaser acknowledges that the Seller, as originator, is required by law to maintain copies of certain records relating to the Mortgage Loans. The Purchaser therefore agrees to prepare, at the Seller’s expense, “imaged” copies of such Mortgage Loan records as the Seller may request, and to deliver such copies to the Seller within ninety (90) days of receipt of such request, or if a specific record is requested, then as soon as reasonably practicable following receipt of such request.

ARTICLE VI

TERMINATION

Section 6.01 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i) by mutual written consent of the Seller and the Purchaser;

(ii) by the Purchaser, if the Seller or an affiliate of the Seller enters into a binding or non-binding letter of intent or definitive agreement providing for, or otherwise agrees to, the sale, assignment or other transfer of any or all of the Seller’s rights in, to and under the Servicing Rights or the Advance Receivables to a party other than the Purchaser;

(iii) by the Purchaser or by the Seller, if any court of competent jurisdiction in the United States or any other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining, otherwise prohibiting the purchase of the Servicing Rights or Advance Receivables on the terms and conditions contained herein and such order, decree, ruling or other action shall have become a Final Order;

(iv) by the Purchaser, in the event any condition set forth in Section 2.03 is not satisfied or waived as of the Closing Date;

(v) by the Seller, in the event that any condition set forth in Section 2.04 is not satisfied or waived as of the Closing Date;

(vi) by the Purchaser, if there is a material breach by the Seller of its obligations hereunder, and such breach is not cured within five (5) Business Days after receipt of written notice from the Purchaser specifying such breach;

(vii) by the Seller, if there is a material breach by the Purchaser of its obligations hereunder, and such breach is not cured within five (5) Business Days after receipt of written notice from the Seller specifying such breach;

(viii) by the Purchaser, in the event the Seller’s rights to service the Mortgage Loans under any Securitization Agreement are terminated as a result of the Seller’s failure to comply with this Agreement and the Seller does not have the right to sell the related Servicing Rights prior to the Closing Date; or

(ix) by either party, if the Closing Date shall not have occurred by November 15, 2007; provided, however, that a party’s right to terminate this Agreement under this clause (ix) shall not be applicable if such party’s failure to fulfill any obligation of, or any condition to be satisfied by, such party hereunder is the cause of or reason for the Closing Date not having occurred by November 15, 2007. Following any termination pursuant to this clause (ix), the provisions of Section 4.01(a) shall apply.

(b) In the event of the termination of this Agreement pursuant to Section 6.01(a), this Agreement shall become void and have no effect and there shall be no liability on the part of any party hereto or such party’s affiliates, directors, officers, employees, agents or shareholders, except for the return of any good faith deposit made by the Purchaser and as set forth below; provided, however, that, (1) if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions set forth in Section 2.03 or 2.04 is not satisfied by the non-terminated party, then the terminating party’s right to pursue all available legal remedies shall survive the termination of this Agreement unimpaired, (2) in the event of a termination of this Agreement pursuant to Section 6.01(a)(ii), (iv), (vi), (viii) or (ix) (due to the failure of the Seller), the Purchaser shall also be entitled to recover from the Seller, upon demand, all of its out-of-pocket costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement and (3) in the event of a termination of this Agreement pursuant to Section 6.01(a)(v), (vii), or (ix) (due to the failure of the Purchaser), the Seller shall also be entitled to recover from the Purchaser, upon demand, all of its out-of-pocket costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Amendment.

This Agreement may be amended from time to time by the Purchaser and the Seller only by written agreement signed by the Purchaser and the Seller and consented to by the Securities Insurers.

Section 7.02 Governing Law; Consent to Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (AND NOT THE CONFLICTS OF LAWS PRINCIPLES THEREOF) EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

Section 7.03 Waiver of Trial by Jury.

THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.04 Limitation of Damages.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NONE OF THE PARTIES SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO THIRD PARTY CLAIMS MADE AGAINST A PARTY.

Section 7.05 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed to have been given and received: (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail return receipt requested, postage prepaid five (5) Business Days after deposit in the U.S. Mail; (b) at 5:00 p.m. local time on the Business Day following dispatch if sent by a nationally recognized overnight courier; or (c) upon completion of transmission (which is confirmed by telephone) if transmitted by telecopy or other means of facsimile which provided immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice).

If to the Purchaser:

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas 76137
Attention: David Dill, President
Fax: 817-665-7509

with a copy to:

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas 76137
Attention: General Counsel
Fax: 817-685-7624

If to the Seller:

NovaStar Mortgage, Inc.
8140 Ward Parkway, Suite 300
Kansas City, MO 64114
Attention: General Counsel
Facsimile Number: 816-237-7515

Section 7.06 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 7.07 Headings.

Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 7.08 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 7.09 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 7.10 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 7.11 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument. It shall not be necessary in making proof of this Agreement or any counterpart thereof to produce or account for any other counterpart.

Section 7.12 Entire Agreement, Successors and Assigns.

Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto and supersedes all rights and prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assignable in whole or in part by the Seller. The Purchaser shall be permitted to assign this Agreement without the prior consent of any party, to an affiliated entity in connection with the sale of all or substantially all of its assets or a merger or other consolidation transaction with such affiliated entity. This Agreement and any rights, remedies, obligations or liabilities under or by reason of the Agreement shall inure to the benefit of and be binding on the parties hereto or their respective successors and permitted assigns.

Section 7.13 Brokerage Commissions.

The Purchaser and the Seller (other than with respect to Deutsche Bank Securities, Inc., whose fees shall not be the responsibility of the Purchaser), each represents to the other party hereto, that it has dealt with no broker in connection with the transactions contemplated by this Agreement who is entitled to a commission or fee payable by any other party hereunder.

Section 7.14 Further Assurances.

From time to time prior to the Closing Date, the Seller shall furnish to the Purchaser such reports, information or documentation supplementary to the information contained in the documents and schedules delivered pursuant hereto and deliver such reports as may reasonably be requested by the Purchaser and as are reasonably normal and customary in the mortgage servicing industry, and the Purchaser and the Seller shall afford reasonable cooperation each to the other both prior to and following the Closing Date.

The Seller and the Purchaser will each, at the request of the other, execute and deliver to each other all such other instruments or documentation that either may reasonably request in order to effect the consummation of the agreements hereunder.

Section 7.15 Survival.

The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date, the assumption and assignment of the Servicing Rights and the Advance Receivables related to the Unrecovered Advances, and payment by the Purchaser to the Seller therefor.

Section 7.16 Confidentiality.

The Purchaser and the Seller shall keep confidential and shall not divulge to any non-affiliated person, without the other’s prior written consent, the formula as set forth on Exhibit 20 attached hereto, by which the Purchase Price is determined. In addition, in connection with regulatory filings with the Securities and Exchange Commission or otherwise that could cause such formula to be available to the public, the Seller shall request confidential treatment of such formula; provided, however, that if the Securities and Exchange Commission rejects such request for confidential treatment, it will be filed and will not violate this Section 7.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

SAXON MORTGAGE SERVICES, INC.
(Purchaser)

By:	/s/ David Dill
Title:	President
Dated:	10/12/07

NOVASTAR MORTGAGE, INC.
(Seller)

By:	/s/ W. LANCE ANDERSON
Title:	President and CEO
Dated:	October 12, 2007

[Signature page to the Servicing Rights Transfer Agreement]

EXHIBIT 16

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(a) Immediately prior to the sale, assignment and transfer of the Servicing Rights and the Prepayment Penalties to the Purchaser pursuant to this Agreement, the Seller had good and marketable title to, and was the sole owner of the Servicing Rights and Prepayment Penalties free and clear of any and all claims, charges, defenses, security interests, liens, offsets and encumbrances, other than any such claims, charges, defenses, security interests, liens, offsets and encumbrances to be released simultaneously with such sale, and had full right and authority as of the Closing Date to assign, transfer and deliver the Servicing Rights and Prepayment Penalties as contemplated by this Agreement. The Seller has not dealt with any broker, investment banker, agent or other person, that may be entitled to any commission or compensation in connection with the sale of the Servicing Rights or Prepayment Penalties, other than Deutsche Bank Securities Inc. As of the Closing Date, there are no contracts in effect, other than those set forth on Exhibit 19 hereto, that affect the Mortgage Loans or the Servicing Rights (including any subservicing agreements) or Prepayment Penalties;

(b) The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects as of the Closing Date and identifies each Mortgage Loan with respect to which any private mortgage insurance policy is in effect;

(c) The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(d) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(e) All buildings upon the Mortgaged Property are insured by an insurer acceptable in accordance with the Servicing Requirements against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy is in accordance with the Servicing Requirements. The Mortgage obligates the Borrower thereunder to maintain all such insurance at the Borrower’s cost and expense, and on the Borrower’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Borrower’s cost and expense and to seek reimbursement therefor from the Borrower;

(f) All requirements of each applicable federal, state or local law including, without limitation, usury, the federal Truth in Lending Act, the federal Real Estate Settlement Procedures Act, equal credit opportunity, consumer credit protection, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, fair lending and fair housing, mortgage lender and broker licensing, and other state and local residential mortgage lending laws, regulations, and ordinances, as applicable to the Mortgage Loan have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations;

(g) The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

(h) The Mortgage is a valid, existing, enforceable, and perfected first or second lien on the Mortgaged Property, including all improvements on the Mortgaged Property subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and which do not materially and adversely affect the value of the Mortgaged Property or the marketability thereof, (iii) in the case of a second lien Mortgage Loan, the senior lien and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

(i) The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Borrower and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Borrower is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage;

(j) The Mortgage Loan is covered by a lender’s title insurance policy of a form, and issued by a title insurer, meeting the requirements of Fannie Mae with respect to title insurance policies relating to properties in the jurisdiction where the Mortgaged Property is located (which, in the case of an Adjustable Rate Mortgage Loan has an adjustable rate mortgage endorsement in the form of ALTA 6.0 or 6.1), insuring (subject to the exceptions contained in subsections (h)(i), (ii) and (iii) above) the originator of the Mortgage Loan and their successors and assigns as to the first or, in the case of a second lien Mortgage Loan, second priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate and Monthly Payment. The originator of the Mortgage Loan and its successors and assigns are the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the Servicing Transfer Date;

(k) Except as disclosed on the Mortgage Loan Schedule, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note, and the Seller has not waived any default, breach, violation or event of acceleration. Except as disclosed on the Mortgage Loan Schedule, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable, in each case with respect to the Escrow Loans. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for advances of scheduled payments to the owner of the Mortgage Loans;

(l) Principal payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed. With respect to each Mortgage Loan, the Mortgage Note is payable each month in Monthly Payments, which, in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage interest rate, and, in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage interest rate. The Mortgage Note does not permit negative amortization;

(m) The origination practices used by Seller have been in all respects in compliance with the terms of the related Mortgage Note, and have been consistent with and in compliance with applicable laws and regulations, and have been in all respects legal and proper. The servicing and collection practices used by the Seller and any predecessor servicer have been in all respects in compliance with the terms of the related Mortgage Note, and have been consistent with and in compliance with the Servicing Requirements, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow

Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note and except as disclosed on the Mortgage Loan Schedule, no such escrow deposits or Escrow Payments are being held by the Seller for any work on a Mortgaged Property which has not been completed. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds where one is established is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

(n) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Borrower which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(o) The Mortgage Loan was underwritten in accordance with the underwriting standards of the Seller in effect at the time the Mortgage Loan was originated; and the Mortgage Note and Mortgage are on forms acceptable to prudent mortgage lending institutions in the secondary market;

(p) No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Borrower, or anyone on behalf of the Borrower, (b) paid by any source other than the Borrower or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(q) Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(r) To the best of the Seller’s knowledge, the Mortgaged Property is in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller, nor to the Seller’s knowledge, the related Borrower, has received any notice of any violation or potential violation of such law with respect to such Mortgaged Property;

(s) Except for any prepayments disclosed to Purchaser as reflected in the calculation of the Purchase Price, no Mortgage Loan was prepaid materially or in full prior to the Closing Date, and the Seller has not received notification from any Borrower that a material or full prepayment of any Mortgage Loan shall be made after the Closing Date;

(t) The sale, assignment and transfer of the Servicing Rights to the Purchaser does not require the consent or approval of any investor or any other person, other than as will be obtained prior to the Closing Date; and

(u) The Seller has delivered or shall deliver, or has or will cause to be delivered, with respect to each Mortgage Loan, all documents required to be contained in the related Mortgage File, to the extent that such documents were not delivered previously to the Seller.

EXHIBIT 20

PURCHASE PRICE CALCULATION

*THIS ENTIRE EXHIBIT 20, CONSISTING OF 1 PAGE, HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.